Exhibit (a)(1)(J)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS

REJECTING THE NOTICE OF WITHDRAWAL UNDER THE EXCHANGE OFFER

Date:

To:

From: MEMC Stock Plan Administrator

Re: Rejected Notice of Withdrawal Under MEMC Electronic Materials, Inc. Stock Option Exchange Program

Unfortunately, we could not accept your notice of withdrawal under the MEMC Electronic Materials, Inc. stock option Exchange Offer for the following reason(s):

___The notice of withdrawal was received after the expiration deadline for the Exchange Offer. We cannot process your withdrawal election.

___The notice of withdrawal was not properly signed. (Please note that the notice of withdrawal must be signed as the eligible employee’s name appears on the stock option agreement for the stock option grants being withdrawn. Special rules apply to name changes and to attorneys-in-fact, fiduciaries and other representatives; see Section 4 of the Offer to Exchange document if this applies.)

___It is unclear which eligible stock option grants are to be withdrawn and/or you failed to make any withdrawal elections.

If you wish to withdraw one or more previously surrendered eligible stock options and the Exchange Offer has not yet expired, please either:

•	Correct the defects noted above on the attached copy of your notice of withdrawal, initial your corrections and deliver it to the MEMC Stock Plan Administrator at the address listed on the notice of withdrawal; or
•	Change your election online at https://memc.equitybenefits.com (you will need the PIN and password that were provided in the cover letter included in your Exchange Offer packet).

In either case, your withdrawal election must be received before 11:59 p.m., Eastern, on Friday, August 17, 2012 (or such later date as may apply if the Exchange Offer is extended).

If we do not receive a properly completed and signed notice of withdrawal or an online withdrawal election before the deadline noted above, all previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer.

If you have questions, please contact the MEMC Stock Plan Administrator from 9:00 a.m. to 5:00 p.m., Central, Monday through Friday at the numbers below:

From within North America: (636) 474-5405

From outside North America: +1 (636) 474-5405

You may also submit your questions via e-mail to: StockAdmin@memc.com.